                                                                   EXHIBIT 21.1


                                 SUBSIDIARIES


                                                                                         NAMES UNDER WHICH
                    SUBSIDIARY                     STATE OF INCORPORATION            SUBSIDIARY DOES BUSINESS
                    ----------                     ----------------------            ------------------------

   Heartland Cable Television, Inc.                       Delaware              Heartland Cable Television, Inc.

   Nucentrix Internet Services, Inc.                      Delaware              Nucentrix Internet Services, Inc.

   Nucentrix Spectrum Resources, Inc.                     Delaware              Nucentrix Spectrum Resources, Inc.


Note: We have omitted 34 wholly-owned subsidiaries which carry on the same line of business as Nucentrix. All of these subsidiaries operate in the United States.